HSBC Vantage+ Index

The HSBC Vantage+ Index provides dynamic exposure to multiple asset classes. Utilizing the investment concepts of Modern Portfolio Theory and Efficient Frontier, the index attempts to maximize investment returns for a given level of market risk. This excess return index re-allocates monthly to a diversified combination of ETFs across US and Emerging Market Equities, Bonds, Real Assets and Inflation.



ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-253385
January 10, 2023

Key performance drivers

Prioritizing Performing Assets

The Index is constructed to maximize exposure to performing assets, within volatility and concentration limits. Unlike competing target volatility strategies, cash is only employed in the monthly portfolio creation when the index is otherwise unable to achieve the 5% initial volatility target.

Hypothetical Comparative Performance Data


160
150
140
130
120
110
100
90
HSBC Vantage+ (HSIEVPLS)
GS Momentum Builder (GSMBMA5)
JP Morgan Efficiente Plus DS (EFPLUS5D)
+27%
+26%
+12%
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

Monthly Rebalancing

The Index provides a greater maximum allocation to developed and emerging market equities compared to some other target volatility strategies. This may increase the potential for outperformance.

Asset Class Caps


Real Assets
30%
Developed Bonds
80%
Developed Equities
60%
Emerging Markets
30%
Cash
Only if needed
Inflation
5%

Volatility Management System

Intra-month, the Index dynamically reacts to changing market conditions on a daily basis. HSBC employs a volatility management system, targeting 6%, allowing for leverage up to 1.5x in periods of low volatility, and providing for reduced exposure in periods of market stress.

Average Yearly Exposure to the Monthly Portfolio


140%
120%
100%
80%
60%
40%
20%
0%
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
100% Exposure or less
Leverage in excess of 100% exposure

HSBC

Source: Bloomberg & HSBC
The graphs above set forth the hypothetical back-tested performance of the Index from January 1, 2012 through November 8, 2019 and actual performance through December 30, 2022. The Index has only been calculated by Solactive AG since November 8, 2019. See "Important information" and "Use of simulated returns" herein.

HSBC Vantage+ Index
More Information

HSBC has created client-approved sales tools and advisor education materials to help you better understand the new Vantage+ Index. These materials are available online at vantageplus.gbm.hsbc.com.

To find out about the latest offerings of products linked to the Vantage+ Index or if you have any questions, contact the HSBC Structured Products team:

Phone: 212-525-8010

Email: hsbcspsales@us.hsbc.com

Risks relating to the index

Please review carefully these risk factors, and any risk factors in an offering document for any security or financial instrument referencing the Index, before making any investment.

Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests.

- Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests.
- The Index comprises notional assets.
- The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve its target volatility.
- The Index has a very limited operating history and may perform in unanticipated ways.
- The Index is subject to market risks.
- If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner.
- The Index may perform poorly during periods characterized by short-term volatility.
- The level of the Index includes the deduction of the Daily SOFR plus a spread adjustment of 0.26161% and a fee.
- SOFR has a very limited history, and its historical performance is not indicative of its future performance.
- Any failure of SOFR to gain market acceptance could adversely affect the level of the Index.
- SOFR may be modified or discontinued, which could adversely affect the level of the Index.
- An investment linked to the Index carries the risks associated with the Index's momentum investment strategy.
- The Index may be partially uninvested.
- Correlation of performances among the ETFs may reduce the performance of the Index.
- Changes in the value of the ETFs may offset each other.

Important information

Any information relating to performance contained in this document is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or offering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or offering circular or similar document shall govern.

Use of simulated returns

Any performance information included in this document prior to November 8, 2019 represents only hypothetical historical results. You should note that the Index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the Index will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception.

Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment linked to the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown.

The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the "back-testing" information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in this document

Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology.

As of July 15, 2022, Solactive AG changed the cash element of the Index from 3-month U.S. dollar LIBOR to daily SOFR plus a spread of 0.26161%. Consequently, any hypothetical historical and historical presentation of the performance of the Index in this document represents a different cash element prior to July 15, 2022.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049.

Data sourced and calculated by Bloomberg and HSBC.

The Index is the exclusive property of HSBC Bank plc and its affiliates which has contracted with Solactive AG to administer, maintain and calculate the Index. The Index is not endorsed by Solactive AG or its affiliates or its third party licensors. "Calculated by Solactive AG" and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its affiliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index.

The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the "Index Owner"), nor Solactive AG or its duly appointed successor, acting as index administrator ("Index Administrator") and index calculation agent ("Index Calculation Agent"), are obliged to enter into or promote transactions or investments that are linked to the Index.

The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof.

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